Exhibit to Item 77I

Terms of New or Amended Securities


On December 20, 2013, RBC Funds Trust (the "Trust") issued shares of beneficial interest in four new series of the Trust called the RBC Short Duration Fixed Income Fund, RBC Ultra-Short Fixed Income Fund, RBC Emerging Markets Equity Fund and RBC Emerging Markets Small Cap Equity Fund. Each share of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of the RBC Emerging Markets Equity Fund and RBC Emerging Markets Small Cap Equity Fund is incorporated by reference to Post-Effective Amendment No. 57 to the Registration Statement as filed with the SEC via EDGAR on December 20, 2013. (Accession No. 0000897101-13-001940). A description of the RBC Ultra-Short Fixed Income Fund is incorporated by reference to Post-Effective Amendment No. 58 to the Registration Statement as filed with the SEC via EDGAR on December 20, 2013. (Accession No. 0000897101-13-001942).